Exhibit 99.4

Q&A

Why is Flowers Foods merging with Tasty?

Tasty Baking has two highly efficient bakeries, a great brand with strong market presence, a motivated distributor network, and a talented team of employees. Tasty is a great fit for Flowers, which is looking to expand its snack cake business and the geographic reach of its fresh bakery footprint. The fact that both companies share similar traditions and values will make this merger a strong partnership.

This is a smart financial transaction, providing significant benefits to both companies’ overall strategy and financial profile:

•	Enhanced growth potential
•	Competitive strength
•	Consistent earnings and cash flow
•	More efficient capital structure
•	Broadened platform

How will Tasty operate within Flowers’ operation?

Flowers has two operating segments: DSD, which stands for direct-store-delivery and refers to the method of distributing fresh bakery foods to retail and foodservice customers through a network of independent distributors, and Warehouse, which refers to distributing frozen bakery foods through customers’ warehouses. Tasty will operate as a subsidiary of Flowers’ DSD segment.

When will the merger be complete?

The merger is expected to be completed during the second quarter of 2011.

What are Flowers’ immediate plans following the completion of the transaction?

Flowers intends to leverage Tasty’s iconic brand, efficient bakeries, and strong distributor network. The available production capacity in Tasty’s bakeries will allow Flowers to extend the distribution of Tastykakes throughout its DSD territory. Flowers territory reaches about 53% of the U.S. population in the Southeast, Mid-Atlantic, and Southwest, as well as in select markets in California and Nevada.

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Long term, what changes may be down the road?

As a Flowers subsidiary, Tasty will benefit from the company’s ongoing investments in bakeries, brands, product development, and team members. Over the long term, Flowers believes this is a great opportunity for a well-loved Philadelphia brand to eventually become a well-loved national brand.

The recent investments made to Tasty’s bakeries, including the construction of one of the largest green bakeries in the world, make them valuable production centers. Flowers intends to operate the Tasty bakeries in the Navy Yard and in Oxford.

What will this merger mean to Tasty shareholders?

Tasty shareholders will receive $4.00 per share, which represents a significant premium over the current stock price.

Will Flowers be making any changes to the Tastykake brand or product line-up?

Tastykake is an iconic brand with a very loyal following. This merger provides the opportunity to introduce Tastykake to other parts of the country through Flowers’ DSD system, which includes 4,000 distributor territories throughout the South, Southwest, and select markets in Nevada and Southern California.

The merger also brings the opportunity to introduce Flowers’ Nature’s Own breads and buns throughout Tasty’s geographic footprint, which will require additional acquisitions to add needed production capacity for breads, buns, and rolls.

Does Flowers Foods sell any of its products in Philadelphia? Will we start seeing Flowers products in local grocery stores?

Right now in the Philadelphia metro area, you can find Flowers’ Nature’s Own breads and other products in Chester and Delaware counties in Pennsylvania; in New Castle, Del.; and in Salem, Gloucester, and Cumberland counties in N.J. Flowers’ bakery foods also can be found in Adams, Franklin, York, and Cumberland counties in Pennsylvania.

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